Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Puyi Inc. on Form F-1 Amendment No. 5 (File No. 333-228510) of our report dated October 1, 2018, with respect to our audits of the consolidated financial statements of Puyi Inc. as of June 30, 2018 and 2017 and for the years ended June 30, 2018 and 2017, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

New York, New York

February 22, 2019